UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2020

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Firstfield Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2020, Novavax, Inc. (the “Company”), entered into a Share Purchase Agreement (the “Deed”) by and among, the Company, Novavax AB, the Company’s wholly-owned Swedish subsidiary (the “Buyer”), De Bilt Holdings B.V., Poonawalla Science Park B.V., and Bilthoven Biologicals B.V., each of which are companies organized and existing under the laws of the Kingdom of the Netherlands (collectively, the “Sellers”), and, solely as guarantor, Serum International B.V. a company organized and existing under the laws of the Kingdom of the Netherlands (“Serum”). Pursuant to the terms and conditions of the Deed, the Buyer acquired all the issued and outstanding shares of Praha Vaccines a.s., a vaccine manufacturing company, organized and existing under the laws of the Czech Republic (“Praha Vaccines”), from the Sellers for approximately €151.7 million in cash (the “Purchase Price”), subject to adjustments as noted below. The Company agreed to guarantee certain payment obligations of the Buyer (the “Transaction”). The Transaction was consummated immediately following the execution and delivery of the Deed by the parties (the “Completion”).

The Purchase Price is subject to certain adjustments set forth in the Deed, including an adjustment for the net working capital of Praha Vaccines at Completion. The Purchase Price includes €10 million of which has been placed in an escrow account until September 30, 2020, less any amounts to settle claims made by the Buyer against the Seller under the Deed or other ancillary agreements. The Deed and ancillary agreements contain customary warranties and post-completion covenants as well as indemnities by each of the parties thereto.

The foregoing description of the Deed is not complete and is qualified in its entirety by reference to the Deed, a copy of which will be filed as an exhibit in a subsequent periodic report of the Company. The Deed has only been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Buyer, the Sellers, Serum, or Praha Vaccines. The warranties and covenants contained in the Deed were made only for purposes of the Deed, and as of specific dates, were solely for the benefit of the parties to the Deed, and may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Deed and should not rely on the warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the warranties may change after the date of the Deed, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information disclosed in Item 1.01 of this Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 27, 2020, the Company issued a press release announcing the Transaction. A copy of the press release is furnished herewith as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for the purposes of Section 17 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set for by specific reference in such filing.

Cautionary Note Regarding Forward-Looking Statements. The press release contains forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary notes in the press release regarding these forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Report on Form 8-K was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Report on Form 8-K was required to be filed pursuant to Item 2.01.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Novavax, Inc. dated May 27, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: May 29, 2020	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Senior Vice President, General Counsel and Corporate Secretary